Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Second Quarter 2019 Results

SAN JUAN, Puerto Rico, August 8, 2019 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its second quarter 2019 results.

Quarterly Consolidated and Other Highlights

•	Net income of $30.9 million, or $1.35 per diluted share, versus net loss of $38.7 million, or $1.68 per share, in the prior-year period;
•	Adjusted net income of $25.7 million, or $1.12 per diluted share, versus adjusted net loss of $37.3 million, or $1.62 per share;
•	Operating revenues of $878.6 million, a 15.1% increase from the prior-year period, primarily reflecting higher Managed Care net premiums earned;
•
Consolidated loss ratio improved 1,110 basis points to 82.2%, mostly driven by the unfavorable reserve development related to Hurricane Maria claims recognized by the Property and Casualty segment in the second quarter of 2018;

•	Medical loss ratio (“MLR”) improved 160 basis points to 84.5%;
•	Consolidated operating income was $38.2 million, compared to consolidated operating loss of $63.6 million in the prior-year period.

“We recorded a strong second quarter, driven by an excellent performance from our core Managed Care segment, along with solid results from our Life and P&C segments, leading us to raise our outlook for full year 2019,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “Our ongoing initiatives to enhance our product offering and brand are yielding positive results for Triple-S, reflected in strong year-over-year growth in Managed Care premiums and stable medical cost trends.”

“In pursuit of our overall growth strategy, we remain focused on creating a unique member experience through a combination of innovative clinical programs, the evolution of our provider network, advanced analytics, competitive pricing and superior service,” added Mr. Garcia-Rodriguez.  “In addition, effective yesterday we completed the conversion of our remaining outstanding Class A shares, simplifying our capital structure into a single class of common shares and increasing our public float, which should also enhance long-term value for our shareholders.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

•
Consolidated net premiums earned were $859.5 million, up 15.9% from the prior-year period, primarily reflecting higher Medicare membership and premium rates within the Managed Care segment. The increase was partially offset by lower Medicaid membership resulting from the change in the program’s model and a new entrant to the program in November 2018.

•
Consolidated claims incurred were $706.3 million, up 2.1% year-over-year.  Consolidated loss ratio of 82.2% improved 1,110 basis points from the prior-year period, mostly driven by lower Managed Care MLR on a year-over-year basis, as well as $76.4 million in unfavorable prior period reserve development related to Hurricane Maria recognized by the Property and Casualty segment in the second quarter of 2018.

•
Consolidated operating expenses of $134.1 million decreased by $0.5 million, or 0.4%, from the prior-year period primarily resulting from $12.2 million in savings due to the suspension in 2019 of the HIP Fee, offset by higher personnel costs and commission expense.  The Company’s operating expense ratio improved 240 basis points year-over-year to 15.6% mostly driven by the increase in premiums during the second quarter of 2019.

•
Consolidated income tax expense was $12.9 million, compared to an income tax benefit of $27.9 million in the prior-year period. Income tax expense in 2019 primarily reflects the increase in income before taxes in the Managed Care and Property and Casualty segments. The income tax benefit in the second quarter of 2018 mainly reflects the loss before taxes in that period in the Property and Casualty segment.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $793.8 million, up 17.0% year over year.

o
Medicare premiums earned of $366.0 million increased 30.8% from the prior-year period, largely due to an increase of approximately 51,000 member months and higher average premium rates, primarily reflecting a more competitive product offering and an increase in the average membership risk score.

o
Medicaid premiums earned increased 11.4% from the prior-year period to $227.0 million, primarily reflecting higher average premium rates in 2019 offset in part by a decrease in enrollment of approximately 110,000 member months and the suspension of the HIP Fee pass-through in 2019.  The decrease in membership was caused by the lower initial membership assigned to Triple-S by ASES when implementing the new contract effective November 1, 2018.  The increase in average premium rates is due to the change in the Medicaid model, where Triple-S now insures members across Puerto Rico, which have higher average premium rates per member, compared to the previous contract where Triple-S covered only two regions with lower premium rates per member.

o
Commercial premiums earned of $200.8 million increased 3.1% from the prior-year period, mainly reflecting higher enrollment during the quarter of approximately 15,000 member months and higher average premium rates, offset by the suspension of the HIP Fee pass-through in 2019.

Triple-S Management Corporation
•
Reported MLR of 84.5% improved 160 basis points from the prior-year period, primarily reflecting favorable prior period reserve developments.  Adjusting for prior period reserve developments and moving risk-score revenue to its corresponding period in both the 2019 and 2018 quarters, Managed Care MLR for the second quarter of 2019 would have been 85.3%, 130 basis points higher than the prior-year period.  This largely reflects the improved benefits offered in the Medicare 2019 product offering, the elimination of the HIP Fee pass-through, and the higher target MLR of the current Medicaid contract.

2019 Outlook

The Company is raising its full year 2019 guidance for consolidated operating revenue, Managed Care premiums earned, and adjusted net income per diluted share, reducing its guidance for operating expense ratio and adjusting its effective tax rate guidance.  It is maintaining its full year 2019 guidance for its consolidated claims incurred ratio and Managed Care MLR.  More specifically:

•
The Company raised consolidated operating revenue expectations for 2019 to be between $3.29 billion and $3.33 billion, which includes Managed Care premiums earned, net between $2.95 billion and $2.99 billion.  The Company’s previous outlook was for consolidated operating revenue between $3.11 billion and $3.15 billion, which included Managed Care premiums earned, net between $2.78 billion and $2.82 billion;

•	The Company continues to expect the consolidated claims incurred ratio for 2019 to be between 81.3% and 83.3%, and Managed Care MLR to be between 84.0% and 86.0%;

•
The Company is reducing consolidated operating ratio expectations for 2019 to be between 17.0% and 17.5%. The Company’s previous outlook was for consolidated operating expense ratio to be between 17.6% and 18.6%;

•
The Company is adjusting expectations for its effective tax rate to be between 29.0% and 33.0% due to an expected increase in Managed Care operating income, which has a higher tax rate relative to the other segments.  The Company’s previous outlook was for effective tax rate to be between 29.0% and 34.0%; and

•
The Company raised adjusted net income per diluted share expectations for 2019 to be between $2.40 and $2.60, compared to its previous outlook for adjusted net income per diluted share between $1.90 and $2.10.  Adjusted net income per diluted share guidance accounts for the recently issued share dividend and does not account for any potential share repurchase activity during 2019.  Estimated weighted average diluted share count for full year 2019 is expected to be 23.44 million shares.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended June 30, 2019. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

Triple-S Management Corporation
In addition, a replay will be available through August 22, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13692328. A replay will also be available at www.triplesmanagement.com for 30 days.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors

Triple-S Management Corporation
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	June 30, 2019	December 31, 2018
Assets

Investments	$1,600,180	$1,564,542
Cash and cash equivalents	166,272	117,544
Premium and other receivables, net	609,523	628,444
Deferred policy acquisition costs and value of business acquired	225,989	215,159
Property and equipment, net	85,710	81,923
Other assets	149,391	152,636

Total assets	$2,837,065	$2,760,248

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,545,423	$1,600,310
Accounts payable and accrued liabilities	342,964	309,747
Long-term borrowings	27,289	28,883

Total liabilities	1,915,676	1,938,940

Stockholders’ equity:
Common stock	23,151	22,931
Other stockholders’ equity	898,922	799,053

Total Triple-S Management Corporation stockholders’ equity	922,073	821,984

Non-controlling interest in consolidated subsidiary	(684)	(676)

Total stockholders’ equity	921,389	821,308

Total liabilities and stockholders’ equity	$2,837,065	$2,760,248

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Premiums earned, net	$859,493	$741,770	$1,627,495	$1,493,804
Administrative service fees	2,456	4,066	5,088	7,414
Net investment income	15,062	15,707	30,438	29,462
Other operating revenues	1,591	1,588	3,168	2,659

Total operating revenues	878,602	763,131	1,666,189	1,533,339

Net realized investment gains (losses) on sale of securities	2,364	(921)	3,679	2,021

Net unrealized investment gains (losses) on equity investments	3,323	(776)	22,992	(16,975)

Other income, net	1,705	494	2,874	1,657

Total revenues	885,994	761,928	1,695,734	1,520,042

Benefits and expenses:
Claims incurred	706,304	692,138	1,329,494	1,311,127
Operating expenses	134,084	134,612	266,747	267,746

Total operating costs	840,388	826,750	1,596,241	1,578,873

Interest expense	1,831	1,825	3,619	3,515

Total benefits and expenses	842,219	828,575	1,599,860	1,582,388

Income (loss) before taxes	43,775	(66,647)	95,874	(62,346)

Income tax expense (benefit)	12,849	(27,901)	30,165	(27,514)

Net income (loss)	30,926	(38,746)	65,709	(34,832)

Net (loss) income attributable to the non-controlling interest	(5)	1	(8)	1

Net income (loss) attributable to Triple-S Management Corporation	$30,931	$(38,747)	$65,717	$(34,833)

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$1.35	$(1.68)	$2.88	$(1.50)
Diluted net income (loss) per share	$1.35	$(1.68)	$2.87	$(1.50)

Weighted average of common shares	22,830,399	23,016,447	22,794,297	23,146,318
Diluted weighted average of common shares	22,895,000	23,016,447	22,866,691	23,146,318

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Six Months Ended June 30,
	2019	2018

Net cash provided by operating activities	$26,305	$130,723

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	315,495	768,789
Fixed maturities matured/called	14,420	10,656
Securities held to maturity - fixed maturities matured/called	1,178	728
Equity investments sold	70,054	123,197
Other invested assets sold	2,096	1,788
Acquisition of investments:
Securities available for sale - fixed maturities	(291,533)	(829,010)
Securities held to maturity - fixed maturities	(539)	(893)
Equity investments	(67,560)	(99,944)
Other invested assets	(15,424)	(18,649)
Increase in other investments	(2,692)	1,817
Net change in policy loans	(771)	(372)
Net capital expenditures	(10,659)	(9,116)

Net cash provided by (used in) investing activities	14,065	(51,009)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	13,189	(1,564)
Repayments of long-term borrowings	(1,613)	(1,618)
Repurchase and retirement of common stock	(1)	(16,395)
Proceeds from policyholder deposits	8,204	11,606
Surrender of policyholder deposits	(11,421)	(14,705)

Net cash provided by (used in) financing activities	8,358	(22,676)

Net increase in cash and cash equivalents	48,728	57,038

Cash and cash equivalents, beginning of period	117,544	198,941

Cash and cash equivalents, end of period	$166,272	$255,979

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2019	2018	Percentage Change		2019	2018	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$200.8	$194.7	3.1%		$399.3	$393.5	1.5%
Medicare	366.0	279.8	30.8%		698.6	567.7	23.1%
Medicaid	227.0	203.8	11.4%		401.4	404.1	(0.7%)
Total Managed Care	793.8	678.3	17.0%		1,499.3	1,365.3	9.8%
Life Insurance	45.0	41.4	8.7%		89.2	82.9	7.6%
Property and Casualty	21.8	22.8	(4.4%)		41.1	47.0	(12.6%)
Other	(1.1)	(0.7)	(57.1%)		(2.1)	(1.4)	(50.0%)
Consolidated premiums earned, net	$859.5	$741.8	15.9%		$1,627.5	$1,493.8	9.0%
Operating revenues (loss): [1]
Managed Care	$802.9	$689.3	16.5%		$1,518.0	$1,385.5	9.6%
Life Insurance	51.8	48.0	7.9%		102.6	95.6	7.3%
Property and Casualty	24.1	25.6	(5.9%)		46.0	52.2	(11.9%)
Other	(0.2)	0.2	(200.0%)		(0.4)	-	(100.0%)
Consolidated operating revenues	$878.6	$763.1	15.1%		$1,666.2	$1,533.3	8.7%
Operating income (loss): [2]
Managed Care	$29.3	$1.4	1992.9%		$51.4	$12.0	328.3%
Life Insurance	5.2	5.3	(1.9%)		10.9	9.0	21.1%
Property and Casualty	4.8	(71.0)	106.8%		8.3	(67.9)	(112.2%)
Other	(1.1)	0.7	(257.1%)		(0.6)	1.4	(142.9%)
Consolidated operating income (loss)	$38.2	$(63.6)	160.1%		$70.0	$(45.5)	253.8%
Operating margin: [3]
Managed Care	3.6%	0.2%	340	bp	3.4%	0.9%	250	bp
Life Insurance	10.0%	11.0%	-100	bp	10.6%	9.4%	120	bp
Property and Casualty	19.9%	(277.3%)	29,720	bp	18.0%	(130.1%)	14,810	bp
Consolidated	4.3%	(8.3%)	1,260	bp	4.2%	(3.0%)	720	bp
Depreciation and amortization expense	$3.5	$3.6	(2.8%)		$7.0	$7.0	0.0%

[1]	Operating revenues include premiums earned, net, administrative service fees and net investment income.
[2]	Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
[3]	Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2019	2018	2019	2018
Member months enrollment:
Commercial:
Fully-insured	955,463	940,484	1,908,515	1,901,774
Self-insured	353,961	439,675	716,451	889,453
Total Commercial	1,309,424	1,380,159	2,624,966	2,791,227
Medicare Advantage	385,835	334,887	769,443	673,227
Medicaid	1,092,132	1,201,743	2,121,868	2,373,088
Total member months	2,787,391	2,916,789	5,516,277	5,837,542
Claim liabilities (in millions)			$423.1	$437.5
Days claim payable			57	68
Premium PMPM:
Managed Care	$326.21	$273.83	$312.37	$275.92
Commercial	210.16	207.02	209.22	206.91
Medicare Advantage	948.59	835.51	907.93	843.25
Medicaid	207.85	169.59	189.17	170.28
Medical loss ratio:	84.5%	86.1%	84.1%	85.5%
Commercial	80.9%	80.2%	81.9%	80.8%
Medicare Advantage	82.4%	88.4%	81.5%	86.4%
Medicaid	91.1%	88.5%	90.7%	88.9%
Adjusted medical loss ratio: [1]	85.3%	84.0%	85.6%	83.9%
Commercial	82.6%	84.0%	82.3%	83.4%
Medicare Advantage	83.2%	82.5%	84.3%	82.2%
Medicaid	91.1%	85.8%	91.4%	86.7%
Operating expense ratio:
Consolidated	15.6%	18.0%	16.3%	17.8%
Managed Care	12.9%	15.2%	13.7%	15.0%

[1]
The adjusted medical loss ratio and adjusted consolidated loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents then in their corresponding period.

Managed Care Membership by Segment	As of June 30,
	2019	2018
Members:
Commercial:
Fully-insured	318,429	312,049
Self-insured	117,978	145,040
Total Commercial	436,407	457,089
Medicare Advantage	128,670	111,667
Medicaid	364,495	404,338
Total members	929,572	973,094

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2019	2018	2019	2018
Net income (loss)	$30.9	$(38.7)	$65.7	$(34.8)
Less adjustments:
Net realized investment gains (losses), net of tax	1.9	(0.7)	2.9	1.6
Unrealized gains (losses) on equity investments	2.7	(0.6)	18.4	(13.6)
Private equity investment income (loss), net of tax	0.7	(0.1)	1.0	0.4
Adjusted net income (loss)	$25.6	$(37.3)	$43.4	$(23.2)
Diluted adjusted net income (loss) per share	$1.12	$(1.62)	$1.90	$(1.00)

	Adjusted Net Income (Loss) and Operating Income (Loss) Excluding Property and Casualty Unfavorable Development
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2019	2018	2019	2018
Adjusted net income (loss)	$25.6	$(37.3)	$43.4	$(23.2)
Less unfavorable prior period reserve development, net of tax	-	47.5	-	47.5
Adjusted net income excluding Property and Casualty unfavorable prior period reserve development	$25.6	$10.2	$43.4	$24.3
Diluted adjusted net income per share excluding
Property and Casualty unfavorable prior period reserve development	$1.12	$0.44	$1.90	$1.05
Operating income (loss)	$38.2	$(63.6)	$70.0	$(45.5)
Less unfavorable prior period reserve development	-	76.4	-	76.4
Operating income (loss) excluding Property and Casualty unfavorable prior period reserve development	$38.2	$12.8	$70.0	$30.9

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric do not consider all of the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.